EXHIBIT 5

August 9, 2002

Board of Directors
MB Financial, Inc.
801 West Madison Street
Chicago, Illinois 60607

Members of the Board:

        We have acted as counsel to MB Financial, Inc. (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 250,000 shares of the Corporation's common stock, par value $.01 per share (the "Shares"), and an indeterminate amount of interests (the "Plan Interests") in the MB Financial, Inc. 401(k) Profit Sharing Plan (the "Plan"). It is our understanding and we have assumed for purposes of this opinion that the shares are not original issuance securities but are purchased by the Plan trustee (the "Trustee") on the open market.

        In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and related documents, the Corporation's charter and bylaws, resolutions of the Corporation's Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

        Based upon the foregoing, it is our opinion that:

1.	Provided that the original issuances by the Company of the Shares which are purchased by the Trustee on the open market have been duly authorized by the Company's board of directors and such Shares have been fully paid for by the persons to whom such Shares are issued, then such Shares will have been validly issued, fully paid and non-assessable upon such issuances, and will, after being purchased by the Trustee on the open market, continue to be validly issued, fully paid and non-assessable.
2.	The Plan interests, when issued, delivered and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

        We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ SILVER, FREEDMAN & TAFF, L.L.P.